AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 11, 1999
                                            Registration Statement No. 333-_____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             Registration Statement
                                    Under the
                             Securities Act Of 1933

                             THE EARTHGRAINS COMPANY
             (Exact name of registrant as specified in its charter)

                              8400 Maryland Avenue
                            St. Louis, Missouri 63105
                                 (314) 259-7000
          (Address and telephone number of principal executive offices)

         Joseph M. Noelker, Esq.                         Copies to:
       Vice President, Secretary &                 Denis P. McCusker, Esq.
           & General Counsel                           Bryan Cave LLP
        The Earthgrains Company              One Metropolitan Square, Suite 3600
          8400 Maryland Avenue                    St. Louis, Missouri 63102
       St. Louis, Missouri 63105
 (Name and address of agent for service)

     Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, please check the following box:   |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |X|


                         CALCULATION OF REGISTRATION FEE

-----------------------------  ------------------------  -----------------------
  Title of each class of            Amount to be                  Amount of
securities to be registered          Registered               registration fee
-----------------------------  ------------------------  -----------------------
     Debt Securities                $250,000,000*                 $69,500
-----------------------------  ------------------------  -----------------------

   * Or, if any Debt Securities are issued (i) with a principal amount denominated in a foreign currency, such principal amount as shall result in an aggregate initial offering price the equivalent of $250,000,000 at the time of initial offering, or (ii) at an original issue discount, such greater principal amount as shall result in an aggregate initial offering price of $250,000,000.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

================================================================================
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
================================================================================

                   SUBJECT TO COMPLETION, DATED MARCH 11, 1999

                                 [LOGO OMITTED]


                                  $250,000,000

                                 Debt Securities

                           ---------------------------


     This Prospectus describes Debt Securities which The Earthgrains Company may issue and sell at various times. More detailed information is under "The Debt Securities."

     o The Debt Securities may be debentures, notes or other senior unsecured evidences of indebtedness.

     o    We may issue them in one or several series.

     o The total principal amount of the Debt Securities to be issued under this Prospectus will not exceed $250,000,000 (or the equivalent amount in other currencies).

     o We will determine the terms of each series of Debt Securities (interest rates, maturity, redemption provisions and other terms) at the time of sale, and we will specify the terms in a Prospectus Supplement which will be delivered together with this Prospectus at the time of the sale.

     We may sell Debt Securities directly or through underwriters, dealers or agents. We may also sell Debt Securities directly to investors. More information about the way we will distribute the Debt Securities is under the heading "Plan of Distribution." Information about the underwriters or agents who will participate in any particular sale of Debt Securities will be in the Prospectus Supplement relating to that series of Debt Securities.

     See the information under the heading "Risk Factors" starting on page 3, which describes certain factors you should consider before purchasing Debt Securities.

     Our principal office is at 8400 Maryland Avenue, St. Louis, Missouri 63105, and our telephone number is (314) 259-7000.


                            ---------------------------


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.


                The date of this Prospectus is [_________], 1999.

     We have not authorized anyone to give any information or to make any representations concerning the offering of the Debt Securities except that which is in this Prospectus or in the Prospectus Supplement which is delivered with this Prospectus, or which is referred to under "Where You Can Find More Information." If anyone gives or makes any other information or representation, you should not rely on it. This Prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the Debt Securities which are referred to in the Prospectus Supplement. This Prospectus is not an offer to sell or a solicitation of an offer to buy Debt Securities in any circumstances in which the offer or solicitation is unlawful. You should not interpret the delivery of this Prospectus, or any sale of Debt Securities, as an indication that there has been no change in our affairs since the date of this Prospectus. You should also be aware that information in this Prospectus may change after this date.

                                TABLE OF CONTENTS



          Table of Contents.................................2
          Where You Can Find More Information...............2
          Risk Factors......................................3
          Information about Earthgrains.....................5
          Use of Proceeds...................................6
          The Debt Securities...............................6
          Book-Entry Debt Securities.......................11
          Ratio of Earnings to Fixed Charges...............12
          Stock Split......................................12
          Plan of Distribution.............................13
          Legal Opinion....................................13
          Experts..........................................13


                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's Internet website at http://www.sec.gov. The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents.

     The information incorporated by reference is considered to be part of this Prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the Debt Securities. This Prospectus is part of a registration statement we filed with the SEC.

     o    Our Annual Report on Form 10-K for the year ended March 31, 1998.

     o Our Quarterly Reports on Form 10-Q for the quarters ended June 23 and September 15, 1998 and January 5, 1999.

     You may receive a copy of any of these filings, at no cost, by writing or calling the Investor Relations Department, The Earthgrains Company, 8400 Maryland Avenue, St. Louis, Missouri 63105, telephone 314-259-7000. You can also find information about Earthgrains at our Internet website at http://www.earthgrains.com.

     We have filed with the SEC a  Registration  Statement  to register the Debt
Securities under the Securities Act of 1933. This Prospectus omits certain information contained in the Registration Statement, as permitted by SEC rules. You may obtain copies of the Registration Statement, including exhibits, as noted in the first paragraph above.

                                  RISK FACTORS

Forward-Looking Statements

     Certain statements under this heading and under the heading "Information about Earthgrains" in this prospectus, as well as certain information incorporated by reference which is referred to under the heading "Where You Can Find More Information," constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All such forward-looking information involves risks and uncertainties and may be affected by many factors, some of which are beyond our control. These factors include:

     o    the costs of raw materials,

     o our ability to realize projected savings from productivity and product quality improvements,

     o our ability to continue to participate in industry consolidation and to successfully integrate acquired businesses,

     o    economic conditions in the U.S., Spain and France,

     o fluctuations in currency exchange rates for the Euro, the Spanish peseta and the French franc versus the U.S. dollar,

     o    the impact of the European currency conversion,

     o    legal proceedings to which we may become a party, and

     o other factors described in this section and in our filings with the SEC.

Competition

     The packaged bakery products business is highly competitive. We face intense price, product, and service competition for all of our products. We compete on the basis of product quality, price, brand loyalty, effective promotional activities, and our ability to identify and satisfy emerging consumer preferences. Customer service, including frequency of deliveries and maintenance of fully stocked shelves, also is an important competitive factor.

     We compete  with other  national  and regional  wholesale  bakeries,  large grocery chains that have vertically integrated or in-store bakeries, small retail bakeries, and many producers of alternative foods. Some of our competitors have significantly greater financial resources than we do.

     Our ability to sell our products depends on our ability to attain store shelf space in relation to competing brands and other food products. Our future growth will depend on our ability to continue streamlining and reducing operating costs, maintaining effective cost control programs, improving branded product mix, taking advantage of industry consolidation opportunities, developing successful new products, maintaining effective pricing and promotion of our products, and providing superior customer service. If we are not successful in our competitive efforts, it could adversely affect our financial condition and our ability to make the required payments on the Debt Securities.

Raw Materials Prices and Availability

     Our products require a large volume of various agricultural products, including wheat for flour, soybean oil for shortening, and corn for high fructose corn syrup. Agricultural commodities represented 22-25% of the cost of our products sold for our fiscal year ended March 31, 1998. The commodity markets have experienced, and may continue to experience, significant price volatility. The price and supply of raw materials will be determined by, among other factors, the level of crop production, weather conditions, export demand, government regulations, and legislation affecting agriculture. Commodity prices have declined significantly from record levels in 1996 and 1997. We cannot predict what future commodity price levels will be. A significant increase in commodity prices could significantly reduce our profitability if we are not able to pass along the price increases through increased prices for our products, or if our sales volumes decline because of increases in our prices.

     We regularly enter into futures contracts or hedging contracts to protect us against increases in prices for our raw materials. If market prices fall after we enter into such contracts, we may pay more than market price for the raw materials subject to those arrangements.

Risks of Acquisitions

     We have made several significant acquisitions since we became an independent company in 1996, and we expect to continue making acquisitions in the United States and Europe to take advantage of continued consolidation in our industry. We believe that identifying appropriate acquisition opportunities and taking advantage of them will be important to our continued success. Our future success could be adversely affected if we are not able to make further acquisitions due to competition for acquisitions or regulatory restrictions, or if we are not successful in integrating the acquired businesses with our existing businesses and in accomplishing our objectives of increasing efficiency.

Holding Company Structure

     The Earthgrains Company is organized as a holding company, and substantially all of our operations are carried on through subsidiaries. As such, creditors of our subsidiaries would have a claim against the assets of our subsidiaries which would be prior to any claim we may assert (except to the extent we may be recognized as creditors of our subsidiaries) and prior to the claims of the holders of the Debt Securities. At January 5, 1999, the amount of debt of our subsidiaries to which the Debt Securities would be effectively subordinated was $3.5 million. Our principal source of income is the dividends and distributions we receive from our subsidiaries. There are no limitations on our ability or the ability of our subsidiaries to incur additional debt in the future, except for certain restrictions on the ability of certain domestic (U.S.) subsidiaries to incur long-term debt, as described under "The Debt Securities-Certain Restrictions-Limitation on Funded Debt of Restricted Subsidiaries."

Risks of International Operations

     A significant portion of our business is based outside the United States, primarily in Spain, France and Portugal. We anticipate that we may continue to expand our international operations as suitable opportunities become available. International operations present various risks which do not apply to our domestic businesses, including currency exchange risks. Our foreign subsidiaries are subject to government regulation and political risk in each market in which they operate.

     Certain of our operations may at times in the future be subject to expropriation, confiscatory taxation or price controls, and political and economic changes may damage operating and growth prospects by causing political and regulatory uncertainty or economic difficulties. Governmental Regulation The food industry is subject to regulation by federal, state and local government in the U.S. and by various governmental bodies in other countries. These regulations may affect our raw materials costs, our production cost and the costs and methods involved in packaging and distributing our products. Antitrust laws and regulations may also affect our ability to make acquisitions or the manner in which we operate companies which we acquire.

Absence of Public Market for the Debt Securities

     Prior to the issuance of the Debt Securities, there is no public trading market for our debt securities. We do not intend to list the Debt Securities on any national securities exchange. Although the underwriters for the various series of Debt Securities may make a market in those Debt Securities, they will not be obligated to do so. If a public market develops for the Debt Securities, there is no assurance that it will continue to be maintained. If there is not a public market for the Debt Securities, that may have an adverse effect on the market price of your Debt Securities.

                          INFORMATION ABOUT EARTHGRAINS

     Earthgrains is an international manufacturer, distributor and consumer marketer of fresh packaged bread and baked goods and refrigerated dough products.

     Our origins date back to 1925 when we began operations with one bakery. We became an independent, publicly-owned company on March 26, 1996, when Anheuser-Busch Companies, Inc. distributed the shares of Earthgrains to its shareholders. Anheuser-Busch acquired Earthgrains (then named Campbell Taggart, Inc.) in 1982.

     o Operating Divisions. Our operations are divided into two principal divisions: Bakery Products and Refrigerated Dough Products.

     o    Bakery Products.

          o In the United States, we operate 43 bakeries and distribute our products through approximately 3,300 company-owned delivery routes and directly to food-service customers. Based on independent market data, for the 52-week period ended January 17, 1999, we were the overall dollar market share leader of supermarket sales for branded packaged fresh baked bread, buns and rolls (excluding licensed brands) in the geographic markets in which we operate, with a dollar market share of approximately 17.3%. These categories of products (excluding private label and licensed brands) represented approximately 43% of the U.S. net sales of the Bakery Products division for fiscal 1998. We manufacture and distribute fresh-baked goods such as baked breads, rolls, bagels, cookies, snack cakes and other sweet goods in various states throughout the South, Southeast, Southwest and Midwest United States and Northern and Central California. Our primary brands for fresh baked goods are Earth Grains(R), Colonial(TM), Rainbo(R), IronKids(R), Grant's Farm(R), Heiner's(TM), Smith's(TM), Kern's(TM), Bost's(R) and San Luis Sourdough(R). We also sell our products under the licensed brands Sunbeam(R), Roman Meal(R) and Sun Maid(R). We sell our snack cakes and oTHer sweet goods principally under the Break Cake(TM) brand name. We also manufacture similar fresh-baked goods for sale under the brand names of our customers. In addition, we supply specialty breads and rolls, sandwich buns and other products to major fast food and family restaurant chains.

          o In Europe, Bimbo, S.A., our Spanish subsidiary, operates eight bakeries in Spain and one bakery in Portugal. Based on independent market data, we believe that Bimbo is the dollar market share leader in supermarket sales of packaged branded fresh-baked sliced bread, buns and rolls in Spain, and is second in dollar market share for packaged branded fresh-baked sliced bread in Portugal. These products are sold primarily under the Bimbo(R), Semilla de Oro(R) and Silueta(R) brand names.

     o    Refrigerated Dough Products.

          o In the United States, the Refrigerated Dough division manufactures refrigerated and frozen dough products in two plants, including biscuits, dinner rolls, sweet rolls, danishes, cookie dough, cookies, crescent rolls, breadsticks, cinnamon rolls, pizza crust and pie crusts. These products are sold under different store brands throughout the United States. We are one of only two manufacturers of canned refrigerated dough in the United States. In addition, we believe that we are the only significant manufacturer of store brand (private label) canned refrigerated dough products in the United States, and we produce store brand toaster pastries. In the United States, our Refrigerated Dough Products division ranked second in dollar market share of supermarket sales for packaged refrigerated dough products in the geographic markets in which we operate, with a dollar market share of approximately 14.4% for the 52-week period ended January 17, 1999. Our refrigerated dough products and refrigerated English muffins are also sold under the Merico brand name as well as under the Sun Maid(R)licensed brand.

          o In Europe, our Refrigerated Dough Division operates three refrigerated dough plants in France and sells refrigerated dough products primarily in France and Germany. It is the only manufacturer of canned refrigerated dough in Europe. We also make rolled dough, which is used to prepare foods such as quiches, tarts and pies. In France, we sell canned dough and rolled dough under various store brands as well as under our CroustiPate(R) and HappyRoll(R) brands, and we sell these products throughout Europe through contract packaging arrangements with major international food companies.

                                 USE OF PROCEEDS

     Unless we indicate otherwise in the Prospectus Supplement which accompanies this Prospectus, we intend to use the proceeds of the Debt Securities for general corporate purposes, including acquisitions, capital expenditures, repayment of short-term borrowings and working capital. Before we use the proceeds for these purposes, we may invest them in short-term investments.

                               THE DEBT SECURITIES

     This section describes some of the general terms of the Debt Securities. The Prospectus Supplement describes the particular terms of the Debt Securities we are offering. The Prospectus Supplement also indicates the extent, if any, to which these general provisions may not apply to the Debt Securities being offered. If you would like more information on these provisions, you may review the Indenture which is filed as an exhibit to the Registration Statement we have filed with the SEC. See "Where You Can Find More Information."

     We will issue the Debt Securities under an Indenture dated as of _________, 1999 between us and The Bank of New York, as trustee. We are summarizing certain important provisions of the Debt Securities and the Indenture. This is not a complete description of the important terms. You should refer to the specific terms of the Indenture for a complete statement of the terms of the Indenture and the Debt Securities. When we use capitalized terms which we do not define here, those terms have the meanings given in the Indenture. When we use references to Sections, we mean Sections in the Indenture.

General

     The Debt Securities will be senior unsecured obligations of Earthgrains.

     The Indenture does not limit the amount of Debt Securities that we may issue under the Indenture, nor does it limit other debt that we may issue. We may issue the Debt Securities at various times in different series, each of which may have different terms. If we so indicate in the Prospectus Supplement for any series, we may treat a subsequent offering of Debt Securities as a part of the same series as that series.

     The Prospectus Supplement relating to the particular series of Debt Securities we are offering includes the following information concerning those Debt Securities:

     o    The title of the Debt Securities.

     o The total principal amount of the series of Debt Securities, and whether we may treat a subsequent offering of Debt Securities as a part of the same series as that series. o The date on which the principal and interest will be paid, any rights we may have to extend the maturity of the Debt Securities and any rights the holders may have to require payment of the Debt Securities at any time.

     o The interest rate on the Debt Securities. We may specify a fixed rate or a variable rate, or a rate to be determined under procedures we will describe in the Prospectus Supplement, and the interest rate may be subject to adjustment.

     o The dates on which we will pay interest on the Debt Securities and the regular record dates for determining the holders who are entitled to receive the interest payments.

     o    Where  payments on the Debt  Securities  will be made,  if it is other
          than  the  office   mentioned  under  "Payments  on  Debt  Securities;
          Transfers"  below.

     o If applicable, the prices at which we may redeem all or a part of the Debt Securities and the time periods during which we may make the redemptions. The redemptions may be made under a sinking fund or otherwise.

     o Any obligation we may have to redeem, purchase or repay any of the Debt Securities under a sinking fund or otherwise or at the option of the holder, and the prices, time periods and other terms which would apply.

     o Any additional Events of Default or covenants that will apply to the Debt Securities.

     o The amounts we would be required to pay if the maturity of the Debt Securities is accelerated, if it is less than the principal amount.

     o If we will make payments on the Debt Securities in any currency other than U.S. dollars, the currencies in which we will make the payments.
          o If applicable, the terms under which we or a holder may elect that payments on the Debt Securities be made in a currency other than U.S. dollars.

     o If amounts payable on the Debt Securities may be determined by a currency index, information on how the payments will be determined.

     o    Any other special terms that may apply to the Debt Securities.

Payments on Debt Securities; Transfers

     We will make payments on the Debt Securities to the persons in whose names the securities are registered at the close of business on the record date for the interest payments. As explained under "Book-Entry Debt Securities" below, The Depositary Trust Company or its nominee will be the initial registered holder unless the Prospectus Supplement provides otherwise.

     Unless we indicate otherwise in the Prospectus Supplement, we will make payments on the Debt Securities at the Trustee's office, which is now located at 101 Barclay Street, New York, New York 10286. Transfers of Debt Securities can be made at the same offices. (Sections 202, 301, 305, 307 and 1002)

Form and Denominations

     Unless we otherwise indicate in the Prospectus Supplement:

     o We will issue the Debt Securities of each series only in registered form without coupons in denominations of $1,000 and any integral multiple thereof.

     o We will not charge any fee to register any transfer or exchange of the Debt Securities, except for taxes or other governmental charges, if
          any.   (Section   305)

Certain Restrictions

     Creation  of  Secured Indebtedness

     Under the Indenture, we and our Restricted Subsidiaries (defined below) may not create, assume, guarantee or permit to exist any indebtedness for borrowed money which is secured by a pledge of, or a mortgage or lien on, any Principal Plants (defined below) or on any of our Restricted Subsidiaries' capital stock, unless we also provide equal and ratable security for the Debt Securities. A "Restricted Subsidiary" is a subsidiary which owns or operates a Principal Plant, unless it is incorporated or has its principal place of business outside the United States, and any other subsidiary which we elect to treat as a Restricted Subsidiary. A "Principal Plant" is any of our production facilities, but does not include a facility which our Board of Directors determines shall not be treated as a Principal Plant, as long as all such plants which are determined not to be Principal Plants, taken together, are not of material importance to the total business conducted by Earthgrains and our Subsidiaries. Our Board of Directors may change any such designation of a facility as a Principal Plant or as excluded from the category of Principal Plant at varying times, subject to the limit described in the preceding sentence.

     The restriction described in the preceding  paragraph does not apply to:

     o purchase money liens, including liens for indebtedness incurred in connection with the acquisition or construction of a Principal Plant (so long as we incur the indebtedness within 180 days after the acquisition or completion of construction of such Principal Plant),

     o    liens  existing on property when we acquire it,

     o liens on property of a Restricted Subsidiary when it becomes a Restricted Subsidiary,

     o liens to secure the cost of development or construction of property, or improvements of property, and which are released or satisfied within 180 days after completion of the development or construction,

     o liens in connection with the acquisition or construction of Principal Plants or additions thereto financed by tax-exempt securities,

     o    liens   securing   indebtedness   to  Earthgrains  or  a  wholly-owned
          Restricted Subsidiary by a Restricted Subsidiary,

     o    liens existing at the date of the Indenture,

     o liens on property of a corporation existing at the time of such corporation is merged with or consolidated with Earthgrains or a Restricted Subsidiary, or at the time Earthgrains or a Restricted Subsidiary acquires all or substantially all of the properties of such corporation,

     o liens in favor of the United States government or any U.S. state government incurred in connection with financing the acquisition or construction of properties pursuant to a statute or a contract with any such governmental body,

     o extensions, renewals or replacements of the liens referred to above. (Section 1006(a))

     There is an additional  exception  described  below under "Basket  Amount."

     Sale-Leaseback  Financings

     Under the Indenture, neither we nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving a Principal Plant, except a sale by us to a Restricted Subsidiary or a sale by a Restricted Subsidiary to us or another Restricted Subsidiary or a lease not exceeding three years, by the end of which we intend to discontinue use of the property, unless:

       o the net proceeds of the sale are at least equal to the fair market value of the property, and

       o within 180 days of the transfer we repay Funded Debt (defined below) and/or make expenditures for the expansion, construction or acquisition of a Principal Plant at least equal to the net proceeds of the sale. (Section 1007)

     There is an additional  exception  described  below under "Basket  Amount."

     Basket Amount

     In addition to the exceptions described above under "Creation of Secured Indebtedness" and "Sale-Leaseback Financings" the Indenture allows additional secured indebtedness and additional sale-leaseback financings as long as the total of the additional indebtedness and the fair market value of the property transferred in the additional sale-leaseback financings does not exceed 5% of our consolidated total assets. (Sections 1006(d) and 1007(c))

     Limitation on Funded  Debt  of  Restricted  Subsidiaries

     We may not permit any Restricted Subsidiary to create, assume or permit to exist any Funded Debt other than:

     o Funded Debt secured by a mortgage, pledge or lien which is permitted under the provisions described above under "Creation of Secured Indebtedness,"

     o    Funded Debt owed to us or any wholly-owned Restricted Subsidiary,

     o Funded Debt of a corporation existing at the time it becomes a Restricted Subsidiary,

     o Funded Debt created in connection with, or with a view to, compliance with the requirements of any program, law, statute or regulation of any federal, state or local governmental authority and applicable to the Restricted Subsidiary and providing financial or tax benefits to the Restricted Subsidiary which are not available directly to us, or not available on as favorable terms,

     o    guarantees existing at the date of the Indenture, and

     o other Funded Debt which, when added to outstanding secured debt and sale-leaseback financings permitted under the provision described under "Basket Amount" above, does not exceed 10% of our consolidated total assets. (Section 1008)

     "Funded Debt" means indebtedness for money borrowed and indebtedness represented by notes, debentures and other similar evidences of indebtedness, including purchase money indebtedness, having a maturity of more than twelve months from the date of determination or having a maturity of less than twelve months but by its terms being renewable or extendible beyond twelve months at our option, subject only to conditions which we are then capable of fulfilling, and guarantees of similar indebtedness of others, except that Funded Debt does not include:

     o    Any indebtedness of a person held in treasury by that person; or


     o Any indebtedness with respect to which sufficient money has been deposited or set aside in trust to pay the indebtedness; or

     o Certain contingent obligations in respect of indebtedness of other persons, such as keep-well, maintenance of working capital or earnings or similar agreements.

     Merger

     We may not consolidate with or merge into any other corporation or transfer or lease our properties and assets substantially as an entirety unless certain conditions are met, including the assumption of the securities by any successor corporation. (Sections 801 and 1006)

Modification or Amendment of the Indenture

     We may modify and amend the Indenture if the holders of a majority in principal amount of the outstanding Debt Securities affected by the modification or amendment give their consent, except that no supplemental indenture may reduce the principal amount of or interest or premium payable on any Debt Security, change the maturity date or dates of principal, the interest payment dates or other terms of payment, or reduce the percentage of holders necessary to approve a modification or amendment of the Indenture, without the consent of each holder of outstanding Debt Securities affected by the supplemental indenture. (Section 902)

     We and the Trustee may amend the Indenture without the holders' consent for certain specified purposes, including any change which is not otherwise inconsistent with the Indenture and which does not materially adversely affect the holders' interests. (Section 901)

Defeasance

     The Indenture includes provisions allowing defeasance of the Debt Securities of any series. In order to defease Debt Securities, we would deposit with the Trustee or another trustee money or U.S. Government Obligations sufficient to make all payments on those Debt Securities. If we make a defeasance deposit with respect to your Debt Securities, we may elect either:

     o to be discharged from all our obligations on your Debt Securities, except for our obligations to register transfers and exchanges, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust; or

     o to be released from the restrictions described above relating to liens, sale-leaseback transactions, Funded Debt of Restricted Subsidiaries and certain other restrictions and obligations of the Company contained in the Indenture (specifically not including, however, the obligation of the Company to pay the principal and interest on any Debt Securities).

     To establish the trust, we must deliver to the Trustee an opinion of our counsel that the holders of the Debt Securities will not recognize gain or loss for Federal income tax purposes as a result of the defeasance and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if the defeasance had not occurred. (Article Thirteen)

Events of Default, Notice and Waiver

     An Event of Default in respect of any series of Debt  Securities  means:

     o    default for 30 days in any payment of interest;

     o    default  in  payment  ofprincipal or premium when due;

     o default in payment of any sinking fund amount in accordance with the terms of such Debt Security;

     o default in performance of or breach of any covenant in the Indenture which applies to the series which continues for 60 days after notice to Earthgrains by the Trustee or by the holders of 25% in principal amount of the outstanding Debt Securities of the affected series;

     o default in our payment of indebtedness which we have incurred or guaranteed exceeding $30 million or acceleration of the maturity such indebtedness exceeding $30 million;

     o    certain events of bankruptcy, insolvency and reorganization; and

     o any other events which are designated as Events of Default in respect of that series. (Section 501)

     If an Event of Default occurs and is continuing in respect of one or more series, either the Trustee or the holders of 25% in principal amount of the outstanding Debt Securities of those series may declare the principal of and accrued interest, if any, on all securities of those series to be due and payable. If other specified Events of Default occur and are continuing, either the Trustee or the holders of 25% in principal amount of the outstanding Debt Securities of all series may declare the principal of and accrued interest, if any, on all the outstanding Debt Securities to be due and payable. (Section 501)

     Within 60 days after a default in respect of any series of Debt Securities, the Trustee must give to the holders of the Debt Securities of that series notice of all uncured and unwaived defaults by us known to it. However, except in the case of default in payment, the Trustee may withhold the notice if it in good faith determines that it is in the interest of the holders. The term "default" means, for this purpose, the occurrence of any event that, upon notice or lapse of time, would be an Event of Default. (Section 602)

     Before the Trustee is required to exercise rights under the Indenture at the request of holders, it is entitled to be indemnified by the holders, subject to its duty, during an Event of Default, to act with the required standard of care. (Sections 6.1 through 6.13)

     Subject to the Trustee's duty during default to act with the required standard of care, the Trustee has the right to be indemnified by the holders of Debt Securities issued under the Indenture before proceeding to exercise any right or power under the Indenture at the request of the holders. (Section 603(e))

     The holders of a majority in principal amount of the outstanding securities of any series (voting as a single class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee in respect of the securities of that series. (Section 512) The holders of a majority in principal amount of the outstanding securities of all series affected by a default (voting as a single class) may, on behalf of the holders of all that securities, waive the default except a default in payment of the principal of or premium, if any, or interest on any security. (Section 513) The holders of a majority in principal amount of outstanding securities of all series entitled to the benefits thereof (voting as a single class) may waive compliance with certain covenants under the Indenture. (Section 1011)

     We will furnish to the Trustee, annually, a statement as to the fulfillment by us of our obligations under the Indenture. (Section 1004)

Regarding the Trustee

     The Bank of New York is the Trustee under the Indenture. The Bank of New York also is a party to our credit agreement, under which it has committed to lend us up to $30 million, and it may provide other banking services to us.

                           BOOK-ENTRY DEBT SECURITIES

     The Prospectus Supplement will indicate whether we are issuing the related Debt Securities as book-entry securities. Book-entry securities of a series will be issued in the form of one or more global notes that will be deposited with The Depository Trust Company, New York, New York, and will evidence all of the Debt Securities of that series. This means that we will not issue certificates to each holder. We will issue one or more global securities to DTC, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased the Debt Securities. The participant will then keep a record of its clients who own the Debt Securities. Unless it is exchanged in whole or in part for a security evidenced by individual certificates, a global security may not be transferred, except that DTC, its nominees and their successors may transfer a global security as a whole to one another. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global notes will be made only through, records maintained by DTC and its participants. Each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if the person is not a participant, on the procedures of the participant through which the person owns its interest to exercise any rights of a holder of Debt Securities under the Indenture.

     The laws of some jurisdictions require that certain purchasers of securities such as Debt Securities take physical delivery of the securities in definitive form. These limits and laws may impair your ability to acquire or transfer beneficial interests in the global security.

     We will make payments on each series of book-entry Debt Securities to DTC or its nominee, as the sole registered owner and holder of the global security. Neither Earthgrains nor the Trustee nor any of their agents will be responsible or liable for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of DTC's records relating to the beneficial ownership interests.

     DTC has  informed  us  that,  when it  receives  any  payment  on a  global security, it will immediately, on its book-entry registration and transfer system, credit the accounts of participants with payments in amounts proportionate to their beneficial interests in the global security as shown on DTC's records. Payments by participants to you, as an owner of a beneficial interest in the global security, will be governed by standing instructions and customary practices (as is now the case with securities held for customer accounts registered in "street name") and will be the sole responsibility of the participants.

     A global security representing a series will be exchanged for certificated Debt Securities of that series if (a) DTC notifies us that it is unwilling or unable to continue as Depositary or if DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and we don't appoint a successor within 90 days or (b) we decide that the global security shall be exchangeable. If that occurs, we will issue Debt Securities of that series in certificated form in exchange for the global security. An owner of a beneficial interest in the global security then will be entitled to physical delivery of a certificate for Debt Securities of the series equal in principal amount to that beneficial interest and to have those Debt Securities registered in its name. We would issue the certificates for the Debt Securities in denominations of $1,000 or any larger amount that is an integral multiple thereof, and we would issue them in registered form only, without coupons.

     DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the 1934 Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. No fees or costs of DTC will be charged to you.

                       Ratio of Earnings to Fixed Charges

     The following table shows the ratio of our earnings to fixed charges for the periods indicated. We do not show information for periods prior to the year ended March 26, 1966 because information reflecting what our expenses would have been as an independent company are not available. Prior to the spin-off from Anheuser-Busch in 1996, Anheuser-Busch provided funds to Earthgrains by intercompany advances, without interest charges.

     We have computed these ratios by dividing earnings available for fixed charges (income before income taxes plus fixed charges) by fixed charges (interest expense plus that portion of rental expenses deemed to represent interest).

                      For the Forty Weeks Ended        For the Years Ended
                                                                       March 26,
                      January 5,  December 30,  March 31,  March 25,    1996
                       1999         1997          1998       1997    (pro forma)
                     ----------  ------------  ---------- ---------  ----------

Ratio of earnings     4.3x (1)      7.4x          5.9x     3.1x(1)      (1)(2)
  to fixed charges
------------------

(1) These calculations reflect certain non-recurring items. The forty weeks ended January 5, 1999 include an $8.4 million pre-tax provision for restructuring; fiscal 1997 includes a $12.7 million pre-tax provision for restructuring; fiscal 1996 includes a $3.0 million pre-tax provision for restructuring, a $7.8 million pre-tax charge for the Spanish work force reduction program and a $7.6 million pre-tax charge for a legal settlement and other non-recurring costs. If these non-recurring items were excluded, the ratios would be 4.7x for the forty weeks ended January 5, 1999 and 4.4x for the year ended March 25, 1997, and the deficiency (pro forma) for the year ended March 26, 1996 would be approximately $21.6 million.

(2) As a result of the historical loss incurred and incremental pro forma adjustments to represent Earthgrains as an independent company for this period, earnings were less than fixed charges for the year ended March 26, 1996. The coverage deficiency was approximately $40.0 million.

                                1998 STOCK SPLIT

     A two-for-one split of our common stock was effective on July 20, 1998. The following table shows certain information which has been restated to show the effect of the stock split:

                 (in millions, except                 For the Years Ended
                 per share information)          March 31, 1998   March 25, 1997
                                                 ---------------  --------------

     Earnings  per share
     Basic
       Earnings before  cumulative  effect
          of change in accounting  principle.......   $ 0.93        $ 0.40
       Cumulative effect of accounting change .....     0.04            -
       Net earnings per share .....................   $ 0.89         $0.40
       Weighted average shares outstanding ........     40.7          40.6

     Diluted
       Earnings before cumulative effect of
          change in accounting principle...........   $ 0.89      $   0.39
       Cumulative effect of accounting change......      .04            -
       Net earnings per share......................   $ 0.85        $ 0.39
       Weighted  average shares outstanding .......     42.5          41.3

                              PLAN OF DISTRIBUTION

     We may sell Debt Securities to or through one or more underwriters or dealers, and also may sell Debt Securities directly to other purchasers or through agents. These firms may also act as our agents in the sale of Debt Securities. Only underwriters named in the Prospectus Supplement will be considered as underwriters of the Debt Securities offered by the Prospectus Supplement.

     We may distribute Debt Securities at different times in one or more transactions. We may sell Debt Securities at fixed prices, which may change, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

     In connection with the sale of Debt Securities, underwriters may receive compensation from us or from purchasers of Debt Securities in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters. Discounts or commissions they receive and any profit on their resale of Debt Securities may be considered underwriting discounts and commissions under the Securities Act of 1933. We will identify any underwriter or agent, and we will describe any compensation, in the Prospectus Supplement.

     We may agree to indemnify underwriters, dealers and agents who participate in the distribution of Debt Securities against certain liabilities, including liabilities under the 1933 Act.

     We may authorize dealers or other persons who act as our agents to solicit offers by certain institutions to purchase Debt Securities from us under contracts which provide for payment and delivery on a future date. We may enter into these contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. If we enter into these agreements concerning any series of Debt Securities, we will indicate that in the Prospectus Supplement.

     In connection with an offering of Debt Securities, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Debt Securities. Specifically, underwriters may over-allot in connection with the offering, creating a syndicate short position in the Debt Securities for their own account. In addition, underwriters may bid for, and purchase, Debt Securities in the open market to cover short positions or to stabilize the price of the Debt Securities. Finally, underwriters may reclaim selling concessions allowed for distributing the Debt Securities in the offering if the underwriters repurchase previously distributed Debt Securities in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Debt Securities above independent market levels. Underwriters are not required to engage in any of these activities and may end any of these activities at any time.

     Each series of Debt Securities offered will be a new issue of securities and will have no established trading market. The Debt Securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of or the existence of trading markets for any Debt Securities offered.

                                  LEGAL OPINION

     Bryan Cave LLP, St. Louis, Missouri, as our counsel, has issued an opinion as to the legality of the Debt Securities.

                                     EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of the Company for the year ended March 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth estimated expenses in connection with the issuance and distribution of the securities being registered, assuming one issuance of securities:

            Registration Fee .................................       $   69,500
            Printing and Engraving ...........................       $   30,000*
            Trustee's Charges  ...............................       $    4,000
            Accounting Fees ..................................       $   30,000*
            Rating Agency Fees................................       $  250,000*
            Legal Fees .......................................       $   35,000*
            Miscellaneous ....................................       $    6,500
                                                                     ----------
                              Total  .........................       $  425,000*
                                                                     ----------

     *   Estimated

Item 15.  Indemnification of Directors and Officers.

     The Delaware General Corporation Law permits the indemnification by a Delaware corporation of its directors, officers, employees and other agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than derivative actions which are by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

     The Restated Certificate of Incorporation of Earthgrains provides that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of Earthgrains (or was serving at the request of Earthgrains as a director, officer, employee or agent for another entity) while serving in such capacity will be indemnified and held harmless by Earthgrains to the full extent authorized or permitted by Delaware law. The Restated Certificate of Incorporation also provides that no director will be personally liable to Earthgrains or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director to the full extent authorized or permitted by Delaware law. A director, however, will be liable to the extent provided by applicable law for:

     1. any breach of the director's duty of loyalty to Earthgrains or its stockholders;

     2. acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     3.   violations of Section 174 of the Delaware General Corporation Law; or

     4. any transaction from which the director derived an improper personal benefit.

Item 16.  Exhibits.
  1.     -    Form of Underwriting Agreement
  4.     -    Form of Indenture between The Earthgrains Company and The Bank  of
              New York, as Trustee.
  5.     -    Opinion and consent of Bryan Cave LLP, counsel to the Registrants.
 12.     -    Calculation of Ratio of Earnings to Fixed Charges
 23.     -    Consent of PricewaterhouseCoopers LLP.
 24.     -    Powers   of   Attorney   executed   by certain of the officers and
              directors of the Registrants (included in signature pages).
 25.     -    Form T-1,  Statement of Eligibility  under the Trust Indenture Act of 1939, as amended,  of The Bank of New York, as Trustee.

Item 17.  Undertakings.

The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in subparagraphs
(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on March 5, 1999.

                                         THE EARTHGRAINS COMPANY


                                         By: /s/ MARK H. KRIEGER
                                            ------------------------------------
                                            Mark H. Krieger
                                            Vice President and Chief
                                             Financial Officer

                                POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Mark H. Krieger, Joseph M. Noelker and Michael A Salamone, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, to sign any amendments (including post-effective amendments) and supplements to this Registration Statement, and to file such amendments and any related documents with the Securities and Exchange Commission, and ratifies and confirms the actions that any such attorney-in-fact and agents, or their substitutes, may lawfully do or cause to be done under this power of attorney.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities indicated:




                                  Chairman of the Board, Chief
                                    Executive Officer and Director
                                    (Principal Executive Officer)
    /s/ BARRY H. BERACHA            Officer)
-------------------------------                                    March 5, 1999
     (Barry H. Beracha)

                                  Vice President and Chief Financial
                                    Financial Officer (Principal
    /s/ MARK H. KRIEGER             Financial Officer)
-------------------------------                                    March 5, 1999
     (Mark H. Krieger)

                                  Vice President and Controller
                                    (Principal Accounting
    /s/ VIRGIL H. REHKEMPER           Officer)
-------------------------------                                    March 5, 1999
    (Virgil H. Rehkemper)


      /s/ J. JOE ADORJAN          Director
-------------------------------
      (J. Joe Adorjan)                                             March 5, 1999


     /s/ PETER F. BENOIST         Director
-------------------------------
     (Peter F. Benoist)                                            March 5, 1999



     /s/ MAXINE K. CLARK          Director
-------------------------------
     (Maxine K. Clark)                                             March 5, 1999

    /s/ JAIME IGLESIAS            Director
-------------------------------
      (Jaime Iglesias)                                             March 5, 1999


   /s/ JERRY E. RITTER            Director
-------------------------------
      (Jerry E. Ritter)                                            March 5, 1999


   /s/ WILLIAM E. STEVENS         Director
-------------------------------
     (William E. Stevens)                                          March 5, 1999

                                INDEX TO EXHIBITS


 Exhibit
 Number       Description of Exhibit
--------      ----------------------

  1.     Form of Underwriting Agreement.
  4. Form of Indenture between The Earthgrains Company and the Bank of New York, as Trustee.
  5.     Opinion and consent of Bryan Cave LLP, counsel to the Registrants.
 12.     Calculation of Ratio of Earnings to Fixed Charges
 23.     Consent of PricewaterhouseCoopers LLP.
 24.     Powers of Attorney executed by certain of the officers and directors of
         the Registrants   (included  in  signature  pages).
 25. Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Trustee.